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DATA STATED IN THOUSANDS

                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION     STATEMENT CAPTION        FIRST QTR. FIRST QTR.  TO DATE
                                          1995      1994     1995    1994
5-02 (1)            Cash and Cash Items      11252    15416  11252    15416
5-02 (2)            Marketable Securities    75554    61537  75554    61537
5-02 (3)(b)(1)      Notes Receivable        174450   152842 174450   152842
5-02 (4)            Allowance for Doubtful
                     Accounts                 2115     1795   2115     1795

5-02 (15)           Total Assets            272891   239918 272891   239918

5-02 (24)           Other Liabilities       248152   217449 248152   217449
5-02 (30)           Common Stock               721     7065    721     7065
5-02 (31)(a)(2)     Additional Capital Other  9222     2370   9222     2370
5-02 (31)(a)(3)(ii) Retained Earnings -
                     Unappropriated          14796    13034  14796    13034

5-03 (b)(1)(e)      Other Revenues            5865     5132   5865     5132
5-03 (b)(2)(e)      Cost of Other Revenues    2373     2215   2373     2215
5-03 (b)(8)         Interest and
                     Amortization of Debt
                     Discount                 2527     1747   2527     1747
5-03 (b)(10)        Income Before Taxes
                     and Other Items           965     1170    965     1170
5-03 (b)(11)        Income Tax Expense         322      343    322      343
5-03 (b)(14)        Income/Loss from
                     Continuing Operations     643      827    643      827

5-03 (b)(19)        Net Income or Loss         643      827    643      827




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